Exhibit 23.1


Consent of Independent Auditors

We consent to incorporation by reference in the registration statement on Form S-8 of Informix Corporation of our report dated August 9, 1995, relating to the consolidated balance sheets of Illustra Information Technologies, Inc. and subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and for the period from July 31, 1992 (inception) to June 30, 1993, which report appears in the registration statement (No. 333-143) on Form S-4 of Informix Corporation.

                                            KPMG PEAT MARWICK LLP
                                            /s/ KPMG Peat Marwick LLP


San Jose, California
March 1, 1996